Exhibit 107
Calculation of Filing Fee Tables
Form S-4
(Form Type)
Owens Corning
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	3.50% Senior Notes due 2030	Rule 457(o) (1)	—	—	$373,155,000 (2)	0.00014760	$55,077.68
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$373,155,000		$55,077.68
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$55,077.68

(1)The value of the securities to be cancelled upon the issuance of Owens Corning’s 3.50% Senior Notes due 2030 (the “Exchange Notes”) registered on this registration statement on Form S-4, calculated in accordance with Rule 457(f) under the Securities Act of 1933, as amended, is equal to the principal amount of such securities.
(2)Represents the aggregate principal amount of Exchange Notes to be offered in the exchange offer to which the registration statement on Form S-4 relates.